Manatron Acquires Sigma Systems Technology

•	Over 25 clients, representing more than 3.5 million parcels
•	Extensive 'subject matter expertise,' including regression and modeling
•	Annual revenues of $1.1 million, of which $450,000 is recurring

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, CEO and Co-Chairman	or	Cameron Donahue
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (651) 653-1854
paul.sylvester@manatron.com		cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - August 1, 2007-Manatron, Inc. (NASDAQ: MANA) the nation's leading provider of property tax solutions for state and local governments, announced that it has acquired substantially all of the assets of Sigma Systems Technology, Inc. and assumed the obligations of its current software maintenance contracts effective August 1, 2007. The total purchase price was approximately $1.3 million in cash.

Sigma was founded in 1983 and is headquartered in Williamsville, New York (near Buffalo). Sigma has developed and marketed Computer Assisted Mass Appraisal (CAMA) software, as well as a number of data management tools for real and personal property valuation. It currently serves more than 25 government jurisdictions in the United States, Canada, the U.S. Virgin Islands, and South Africa. Sigma is well-known in the property appraisal industry for its expertise with multiple regression analysis and modeling. Sigma's revenues from software license fees and services were approximately $1.1 million for the year ended December 31, 2006, of which about $450,000 was from ongoing software maintenance agreements. Dr. Moesch and 10 other Sigma employees who all work out of the Buffalo office will be joining Manatron as employees in connection with this acquisition and will continue to work out of their existing Buffalo office.

James R. Moesch, PhD, President and majority shareholder of Sigma, commented, "We are extremely excited about joining Manatron as this combination will create excellent growth opportunities for customers, potential new clients and our employees. Manatron's vision and strategy, as well as the significant investment it has made in the last three years to position itself as the nation's leading provider of property tax systems, were key elements in our decision-making process. We are excited to share our knowledge of the CAMA industry, including our experience with regression and modeling so that together we can offer even better property solutions to governmental jurisdictions both in the United States and abroad."

"Sigma has an impressive client list for an organization of its size," said Paul Sylvester, Manatron's Chief Executive Officer. "Sigma supports more than 3.5 million parcels of property in highly visible jurisdictions such as Cape Town, South Africa; Cuyahoga County (Cleveland), Ohio; Salt Lake County, Utah; Winnipeg, Canada; Charleston County, South Carolina; Jackson County, Missouri; and the U.S. Virgin Islands. Many of these clients are already using Manatron Tax systems and all of them will be targets for our new GRM® suite of software. We are particularly excited about the opportunity to leverage Sigma's experience in certain international markets, such as South Africa and expect this acquisition to be immediately accretive to Manatron's cash flow and earnings."

Manatron Announces Acquisition of Sigma Systems Technology; Page 2

"This acquisition couldn't have occurred at a better time," said Bill McKinzie, Manatron's President and Chief Operating Officer. "The Sigma employees who will be joining our organization were a key factor in this acquisition. We plan to leverage their vast CAMA experience and knowledge, especially regression and modeling as we develop and rollout our new Real Property Appraisal (RPA) module within our GRM® suite of software. We continue to strengthen our powerful team of Property Tax and CAMA subject matter experts and impressive client list, both of which will accelerate our growth opportunities in this market."

About Manatron, Inc.: Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions. The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware and supplies. Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, Ohio, Pennsylvania, and Washington. Manatron currently serves approximately 1,300 customers in 30 states and two Canadian territories. More information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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